Exhibit 10.8

January 17, 2025

Harish Shantharam

Via Email

Re: Offer of Employment

Dear Harish:

I am pleased to offer you a position with ALX Oncology Holdings Inc. (the “Company”) in accordance with the terms of this Offer of Employment letter agreement (the “Agreement”).

1.
Title; Position; Location. If you accept this offer of employment, you will serve as the Company’s Chief Financial Officer (“CFO”). In your role as CFO, you will report to the Company’s Chief Executive Officer (“CEO”), and will perform the duties and responsibilities customary for such position and such other related duties as are lawfully assigned by the CEO. You will perform your duties from the Company’s corporate offices located in South San Francisco, California, subject to customary travel as reasonably required by the Company and necessary to perform your job duties.
2.
Base Salary. Your annual base salary will be $490,000 (“Salary”), which will be payable, less any applicable withholdings, in accordance with the Company’s normal payroll practices. Your Salary will be subject to review and adjustment from time to time by the Company’s Board of Directors (the “Board”) or its Compensation Committee (the “Committee”), as applicable, in its sole discretion.
3.
Annual Bonus. For the Company’s 2025 fiscal year, you will have the opportunity to earn a target annual cash bonus equal to forty percent (40%) of your annual base salary earned during the fiscal year, based on achieving performance objectives established by the Board or Committee, as applicable, in its sole discretion and payable upon achievement of those objectives as determined by the Committee. Unless determined otherwise by the Board or Committee, as applicable, any such bonus will be subject to your continued employment through and until the date of payment, and any such bonus amounts paid will be subject to any applicable withholdings. Your annual bonus opportunity and the applicable terms and conditions may be adjusted from time to time by our Board or the Committee, as applicable, in its sole discretion. In addition, the Board or the Committee, as applicable and in its sole discretion, may approve that the Company grant additional discretionary bonus amounts to you.
4.
Equity Awards. It will be recommended that, subject to the approval of the Board or the Committee, as applicable, in its sole discretion, the Company grant you an award of stock options (the “Option”) to purchase 600,000 shares of the Company’s common stock (“Shares”) under the Company’s 2025 Inducement Equity Incentive Plan (or other applicable Company equity plan) and applicable non-qualified stock option agreement thereunder, with an exercise price per Share equal to the fair market value per Share on the Option’s date of grant, which date will be the same as your Start Date. The Company will recommend that the Option be scheduled to vest and become exercisable as to one-fourth (1/4th) of the Shares subject to the Option on the one-year anniversary of the vesting commencement date (which shall be the same date as the date the Board or Committee approves the grant), and as to one forty-eighth (1/48th) of the Shares subject to the Option on a monthly basis thereafter on the same day of the month as the vesting commencement date (or the last day of the month, if a particular month does not have a corresponding day), subject to your continued service with the Company or its subsidiaries through the applicable vesting date.
5.
Employee Benefits. You will be eligible to participate in the benefit plans and programs established by the Company for its employees from time to time, subject to their applicable terms and conditions, including without limitation any eligibility requirements. The Company will reimburse you for reasonable travel or other expenses incurred by you in the furtherance of or in connection with the performance of your duties under this Agreement, pursuant to the terms of the Company’s expense reimbursement policy as may be in effect from time to time. The Company reserves the right to modify, amend, suspend or terminate the benefit plans, programs, and arrangements it offers to its employees at any time.
6.
Severance. You will be eligible to enter into a Change in Control and Severance Agreement (the “Severance Agreement”) applicable to you based on your position within the Company. The Severance Agreement will specify the severance payments and benefits you may become entitled to receive upon certain qualifying terminations of your employment with the Company including in connection with a change in control of the Company.

7.
Confidentiality Agreement. As an employee of the Company, you will have access to certain confidential information of the Company and you may, during the course of your employment, develop certain information or inventions that will be the property of the Company. To protect the interests of the Company, you agree to sign and comply with the terms of the Company’s Employee Confidentiality, Inventions and Non-Interference Agreement (the “Confidentiality Agreement”). Please note that we must receive your signed Confidentiality Agreement before your first day of employment.
8.
At-Will Employment. This Agreement does not imply any right to your continued employment for any period with the Company or any parent, subsidiary, or affiliate of the Company. Your employment with the Company constitutes at-will employment, as defined under applicable law. This Agreement and any provisions under it will not interfere with or limit in any way your or the Company’s right to terminate your employment relationship with the Company at any time, with or without cause, to the extent permitted by applicable laws.
9.
Protected Activity Not Prohibited. The Company and you acknowledge and agree that nothing in this Agreement limits or prohibits you from filing and/or pursuing a charge or complaint with, or otherwise communicating or cooperating with or participating in any investigation or proceeding that may be conducted by, any federal, state or local government agency or commission, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, and the National Labor Relations Board (“Government Agencies”), including disclosing documents or other information as permitted by law, without giving notice to, or receiving authorization from, the Company. Nothing in this Agreement (i) limits employees’ rights to discuss or disclose wages, benefits, or terms and conditions of employment as protected by applicable law, including any rights under Section 7 of the National Labor Relations Act, or (ii) otherwise impairs employees from assisting other Company employees and/or former employees in the exercise of their rights under Section 7 of the National Labor Relations Act. In addition, nothing in this Agreement prevents you from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful. You further understand that you are not permitted to disclose the Company’s attorney-client privileged communications or attorney work product. In addition, you acknowledge that the Company has provided you with notice in compliance with the Defend Trade Secrets Act of 2016 regarding immunity from liability for limited disclosures of trade secrets. The full text of the notice is attached in Appendix A.
10.
Additional Employment Provisions. For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated. We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case.

You will devote your full business time and best efforts to the faithful and loyal performance of your duties to the Company (except for permitted vacation periods and reasonable periods of illness or other incapacity). While you render services to the Company, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company, and any engagement or participation in any outside business activity or business affairs by you will be subject to full disclosure and prior written approval from the Board or the Committee, as applicable. You may engage in charitable and community activities as well as own, as a passive investment, less than two percent (2%) of the capital stock of any corporation listed on the national securities exchange or publicly traded in the over-the-counter market, provided that such activities do not interfere with the performance of your duties under this Agreement. By signing this Agreement, you confirm that you have no contractual commitments or other legal obligations that would prohibit you from continuing to perform your duties for the Company.

You agree not to bring any third-party confidential information to the Company, including that of any of your former employers, and that in performing your duties for the Company you will not in any way utilize any such information. As a Company employee, you will be expected to abide by the Company’s rules and standards. You agree that in the rendering of all services to the Company and in all aspects of employment with the Company, you will comply in all material respects with all lawful directives, policies, standards and regulations from time to time established by the Company. You will be required to sign an acknowledgment that you have read and that you understand the Company’s rules of conduct which are included in the Company Handbook.

This Agreement and its terms are intended to be exempt from, or otherwise comply with, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations and any formal guidance promulgated thereunder (“Section 409A”), so that none of the payments and benefits to be provided hereunder will be subject to the additional tax imposed by Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to so be exempt or comply.

To accept the Company’s offer, please sign and date in the spaces indicated below and return this Agreement to me. A duplicate original is enclosed for your records. If you accept our offer, your first day of employment will be January 21, 2025, or such other date as you and the Company mutually agree in writing (the “Start Date”). This Agreement, along with the Confidentiality Agreement and Severance Agreement, set forth the terms of your employment with the Company and supersede any prior representations or agreements including, but not limited to, any representations made during your recruitment, interviews or pre-employment negotiations, whether written or oral. This Agreement, including, but not limited to, its at-will employment provision, may not be modified or amended except by a written agreement signed by a duly authorized officer of the Company (excluding yourself). This Agreement will be governed by the laws of the State of California but without regard to the conflict of law provision. This offer of employment will terminate if it is not accepted, signed and returned by January 17, 2025.

We look forward to your favorable reply and to working with you at ALX Oncology.

[Signature page follows]

Exhibit 10.8

Sincerely,

ALX Oncology Holdings Inc.

By: /s/ Jason Lettmann

Jason Lettmann

Chief Executive Officer

Agreed to and accepted:

/s/ Harish Shantharam

Harish Shantharam

Dated: January 17, 2025

Enclosures

•
Duplicate Original Letter
•
Employee Confidentiality, Inventions and Non-Interference Agreement

Appendix A

Section 7 of the Defend Trade Secrets Act of 2016

“ . . . An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that—(A) is made—(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual—(A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”